                                                                   Exhibit 3

                                   Appendix A

                              CARNIVAL CORPORATION

                 SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                  (TRANSLATION)


    1.   Name. The name of the Corporation is: CARNIVAL CORPORATION.

    2.   Purposes. The purposes of the Corporation are:

         (a) To make, purchase, barter, charter, acquire dominion upon or use of, operate as owner, chartered or operator, to manage, equip and fit out all kinds of ships and vessels of all types and kinds of propelling systems.

         (b) To make all kinds of buildings and structures related to any kind of legitimate maritime commercial business, merchandise warehousing, shipping and transportation.

         (c) To act as shipbroker, customs and maritime insurance broker, and to administer the properties and assets and investments that maritime trade and shipowners' business and ship exploitation may require.

         (d) To act as principal and agent in all negotiations related to maritime trade to such extent as the purposes of this Corporation may permit it.

         (e) To solicit from the Government of the Republic of Panama or any other government where it may be necessary and through such proceedings as may be required by law, navigation licenses for ships and permits to enroll crewmen for, and port clearance of the ships in care of the Corporation.

         (f) To perform transactions through negotiable instruments and real estate related to maritime trade and shipowners' business and exploitation of ships.

         (g) To deal in patents and improvements on patented methods related to the business of maritime trade.

         (h) To purchase and sell and deal in general with the shares of its own capital stock pursuant to instructions from the Board of Directors. To acquire, purchase, guarantee, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of, deal in shares of the capital stock of, or bonds, securities or other certificates of indebtedness created by other corporations.

         (i) To purchase, sell, lease, mortgage, set up easements and encumbrances upon real estate and in general upon all kinds of properties related to the business of the Corporation.

         (j) To sell, mortgage, encumber or otherwise charge its assets and to perform any and all kinds of legitimate commercial transactions and any other that may be permitted in the future pursuant to Panamanian laws.

         (k) To borrow money from any persons, firms, banks or corporations as may be necessary for its business and to guarantee such loans as the law may permit and to loan money secured or unsecured to any persons, firms or corporations as the law may permit and in general to engage in any legitimate commercial undertaking in any country.

         (l) To engage in the general business of travel and tour services, both domestic and foreign; to dispense travel and tour information and to act as agent for all transportation companies, including without limitation airline companies, passenger cruise line companies, steamship companies, railroad companies, bus companies, car rental companies and any other mode of travel or transportation or touring companies, both local and foreign; to engage in the preparation of travel and tour itineraries, including without limitation hotel and motel accommodations and sightseeing; and, in general, to engage in the business of all forms and types of travel services.

         (m) To dispense travel and tour counseling services, sell railroad, airline, passenger cruise line, steamship and bus transportation; to sell accommodations for hotels, resorts, sightseeing and feature attractions throughout the United States, Canada, Mexico, Europe and every country throughout the world; to create, plan, sell and carry through escorted vacation tours; to own, operate, lease or otherwise acquire such real and personal property suitable, useful or necessary in connection with any of the objects aforementioned; to enter into, make, perform and carry out contracts of every kind in connection with the sale and distribution of the aforementioned items or services; to acquire, use, own, lease and dispose of trademarks, copyrights and licenses.

         (n) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks, service marks and trade names relating or useful in connection with any business of this Corporation.

         (o) To carry on the business of hotel, resort, casino, restaurant, refreshment room and lodging-housekeepers, caterers for public amusements generally, hairdressers, barbers, perfumers, proprietors, laundries, reading, writing and newspaper room, libraries, places of amusements, recreation and entertainment of all kinds, sport, theatrical and musical box office proprietors, entrepreneurs and general agents, and any other business which can be conveniently carried on in connection therewith.

         (p) Generally to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Corporation Law of the Republic of Panama.

The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be hold to limit or restrict in any manner the powers of the Corporation, and are in furtherance of, and in addition to, and not in limitation of the general powers conferred by the laws of the Republic of Panama.

    3.   Number and Classes of Shares.

         (a) The capital of the Corporation is Ten Million United States Dollars (U.S. $10,000,000), divided into Nine Hundred Sixty Million (960,000,000) nominative Common Stock of a par value of one cent (U.S. $0.01) ("Common Stock") and Forty Million (40,000,000) shares of Preferred Stock of a par value of U.S. $.01 ("Preferred Stock"). The capital stock may be increased, more shares may be issued and the nominal value, class and rights pertaining to said shares may be changed.

         (b) The designation, relative rights, preferences and limitations of the shares of the capital stock are as follows:

              (1) The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby vested in the Board. Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, in such consideration (including, without limitation, shares of capital stock), on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation or any other person at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of Preferred Stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board pursuant to the authority vested in it by this Article 3(b)(1), provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such Preferred Stock. The term "facts" as used in the next preceding sentence shall have the meaning given to it under Panamanian law. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of shares of Preferred Stock.

              (2) Subject to the provisions of any applicable law or of the By-laws of the Corporation, as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

              (3) Subject to the provisions of these Articles of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

    4. No Preemptive Rights. No holder of shares shall have any right, preemptive or other, to subscribe for or to purchase from the Corporation any of the shares of the Corporation hereinafter issued or sold.

    5. Domicile. The domicile of the Corporation shall be in Panama City, Republic of Panama. However, the Corporation may, as provided for by the Board of Directors, engage in business and establish branches and keep its files and assets anywhere in the world. Likewise, the Corporation may change its domicile of incorporation and continue to exist under the laws or jurisdiction of another country, if authorized by a resolution of the stockholders or of the Board of Directors of the Corporation.

    6. Duration. The duration of the Corporation shall be perpetual, but it may previously be dissolved pursuant to law.

    7. Board of Directors. The Board of Directors shall consist of no less than three (3), and no more than fifteen (15) members. Within said minimum and maximum, the number shall be set forth by resolution of the stockholders or by resolution of the Board of Directors. The meetings of the Board of Directors may be held in the Republic of Panama or in any other country, and any Director can be represented and vote by proxy or proxies at any and all Directors' meetings. The meetings may also be held by means of telephone conference, fax or any other means of electronic communication, in which the participants have been in direct contact. Likewise, the Board of Directors may validly adopt resolutions by written consent with the signature of the majority of Directors or their proxies in different dates and places, in lieu of a meeting. The Board of Directors shall have absolute control and full power of administration on all the matters of the Corporation, being it understood that the Board of Directors is empowered to contract loans and financing in general, to grant guarantees over its properties and subsidiaries, with respect to is own obligations and those of third parties, and to mortgage its properties and assets and to sell less than all or substantially all of the assets of the Corporation without shareholders' approval.

    8. Officers. The Board of Directors, as soon as possible after the annual election of directors, may choose a Chairman of the Board, a Vice-Chairman of the Board, a President, a Chief Executive Officer, a Chief Operating Officer, a Secretary, a Treasurer, and one or more Vice Presidents, all of whom shall hold their offices until their successors are chosen and qualify. More than one office may be held by the same person. The Board of Directors may from time to time choose such other officers and agents as are necessary, who shall hold their offices for such terms as are determined by the Board of Directors. Any officer or agent chosen by the Board of Directors may be removed at any time with or without cause by the affirmative vote of a majority of the members of the Board of Directors then in office. Until the Board of Directors provides otherwise, the legal representative of the Corporation shall be the President and, in his absence, the Corporation shall be represented by the Chairman of the Board.

    9.   Indemnification.

         (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the General Corporation Law, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this
Section 9(a) shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Article 9 and the relevant provisions of the Corporation Law of the Republic of Panama and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         (b) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the General Corporation Law of the Republic of Panama, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which any such person may be entitled apart from the foregoing provisions.

         (c) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Sections 9(a) and 9(b) above or under the Corporation Law of the Republic of Panama or any other provision of law.

    10. Adoption, Amendment and/or Repeal of By-Laws. The Board of Directors may from time to time make, alter or repeal the by-laws of the Corporation; provided, that any by-laws may be made by the shareholders of the Corporation; and provided, that any by-laws made, amended or repealed by the Board of Directors may be amended or repealed by the shareholders of the Corporation.

                              TRANSITORY PROVISIONS

    11. Directors and Officers. The names and addresses of the Directors and Officers in office as of the date hereof are as follows:

NAME                   ADDRESS                      OFFICE
Micky Arison           3655 N.W. 87 Avenue          Director, Chairman of the
                       Miami, Florida  33178        Board and Chief Executive
                                                    Officer

Shari Arison           Golda Center                 Director
                       23 Shaul Hamelech Blvd.
                       Tel Aviv, Israel  64367


Maks L. Birnbach       580 Fifth Avenue             Director
                       New York, New York  10036

Richard G. Capen, Jr.  6077 San Elijo               Director
                       Rancho Santa Fe,
                       California  92067

David Crossland        Parkway Three                Director
                       Parkway Business Centre
                       300 Princess Road
                       Manchester M14 7QU
                       England

Robert H. Dickinson    3655 N.W. 87 Avenue          Director, President and
                       Miami, Florida  33178        Chief Operating Officer -
                                                    Carnival Cruise Lines

James M. Dubin         1285 Avenue of the           Director
                       Americas
                       New York, New York 10019-6064

Howard S. Frank        3655 N.W. 87 Avenue          Director, Vice Chairman
                       Miami, Florida  33178        of the Board and
                                                    Chief Operating Officer

A. Kirk Lanterman      300 Elliott Avenue West      Director
                       Seattle, Washington  98119

Modesto A. Maidique    Florida International        Director
                       University
                       Office of the President
                       University Park Campus
                       Miami, Florida  33199

William S. Ruben       40 E. 94th Street            Director
                       Apt. 22D
                       New York, New York  10128

Stuart Subotnick       215 East 67th Street         Director
                       New York, New York  10021

Sherwood M. Weiser     3250 Mary Street             Director
                       Coconut Grove, Florida 33131

Meshulam Zonis         3655 N.W. 87 Avenue          Director and Sr. Vice
                       Miami, Florida  33178        President - Operations

Uzi Zucker             245 Park Avenue              Director
                       New York, New York  10167

Gerald R. Cahill       3655 N.W. 87 Avenue          Sr. Vice President and
                       Miami, Florida  33178        Chief Financial Officer

Roderick McLeod        3655 N.W. 87 Avenue          Sr. Vice President -



                       Miami, Florida  33178        Marketing

Lowell Zemnick         3655 N.W. 87 Avenue          Vice President and
                       Miami, Florida  33178        Treasurer

Pamela C. Conover      3655 N.W. 87 Avenue          Vice President -
                       Miami, Florida  33178        Strategic Planning

Arnaldo Perez          3655 N.W. 87 Avenue          Vice President and
                       Miami, Florida  33178        Secretary

All of the above directors shall remain in office until their successors are duly elected and qualified.

    12. Registered Agent. The Registered Agent of the Corporation in Panama City, until the Board of Directors may provide otherwise, shall be Marcela de Perez, 10 Elvira Mendez Street, Interseco Building, 8th Floor, Post Office Box 7440, Panama 5, Republic of Panama.

    13. Subscription by Incorporators. The name and address of each signatory to the original Articles of Incorporation and the number of shares which each such signatory agreed to take care is as follows:


     NAME             ADDRESS                                No. of Shares
Mariano J. Oteiza     No. 8 Aquilino de la Guardia Street           1
                      Panama, R. of P.

Domingo Diaz A.       No. 8 Aquilino de la Guardia Street           1
                      Panama, R. of P.